EXHIBIT 99.1

Perrigo Reports Fourth Quarter and Fiscal Year 2025 Financial Results From Continuing Operations

Delivered FY2025 Adj. EPS at the Midpoint of Updated Outlook Range

Advanced ‘3-S Plan’ with Perrigo Store Brand OTC and Key Brands Gaining Share1,2 in 2025, Despite Soft Category Consumption

Launching New Operational Enhancement Program - Expected to Deliver Pre-Tax Annualized Savings of $80 million to $100 million

Transitioning to New Reporting Segments Beginning Q1 2026, Aligned to Commercial Operating Model

Issues FY2026 'All In' Outlook; Introduces FY2026 'CORE' Outlook, which Excludes Infant Formula and Previously Announced Divestitures

Fourth Quarter 2025 YoY Highlights:

•Net Sales: $1.11 billion, -2.5% year-over-year as favorable FX +2.3% was more than offset by organic net sales -4.5% and the impact of divestitures and exited products -0.4%.

•Organic Net Sales: Down due primarily to -2.9% from Infant Formula. The rest of the business was down -1.6%, half of which stemmed from lower OTC contract manufacturing and the other half from soft total OTC category consumption, which was partially offset by market share gains.

•Diluted EPS: Reported EPS: $(10.20), down from $(0.30) in the prior year, due primarily to a Goodwill Impairment charge (see "Goodwill Impairment" section below). Adjusted EPS: $0.77, down from $0.93. Includes a year-over-year headwind of -$0.13 from Infant Formula, partially offset by a $0.06 tailwind from FX.

Fiscal Year 2025 YoY Highlights:

•Net Sales: $4.25 billion, -2.8% year-over-year as favorable currency translation of 1.1% was more than offset by -2.4% from organic net sales and -1.5% from divestitures and exited products.

•Organic Net Sales: Down due primarily to -0.9% from Infant Formula, -0.5% from OTC contract manufacturing, -0.5% from Oral Care, and -0.3% from the absence of the prior-year Opill® launch stocking benefit. Organic net sales across the rest of the business were roughly flat.

•Diluted EPS: Reported EPS: $(10.12), down from $(1.17) in the prior year period, due primarily to the Goodwill Impairment charge. Adjusted EPS: $2.75, up $0.18 or 7.0%, from $2.57, including a tailwind of $0.10 from FX and headwind of -$0.12 from divestitures and exited products.

•Operating Cash Flow YTD: $239 million, reflecting fourth quarter cash flow of $175 million. Cash and cash equivalents on the balance sheet as of December 31, 2025 were $532 million.

Fiscal Year 2026 Outlook Highlights:

•Company issues its FY2026 'All In' total net sales outlook of -5.5% to -1.5%, versus the prior year. FY2026 'All In' adjusted diluted EPS range outlook is $2.00 to $2.30.

•Company issues its FY2026 outlook for 'CORE' Perrigo reflecting its go-forward business, which excludes Infant Formula currently under strategic review and previously announced divestitures. CORE reported net sales outlook of -3.0% to +1.0% with CORE organic net sales outlook of
-3.5% to +0.5%, versus the prior year. FY2026 CORE adjusted EPS outlook range is $2.25 to $2.55, compared to FY2025 CORE adjusted EPS of $2.52.

•See "Fiscal Year 2026 Outlook from Continuing Operations" section below for more information on this outlook and these non-GAAP measures.

(1) Share gains according to Circana 13-weeks and/or 52-weeks ending 12/28/25 vs. prior year period in the categories where Perrigo participates in cough cold, allergy, digestive health, pain, nicotine replacement, skin care and women’s health.
(2) Consolidation of various data sources (IQVIA, IRI, Nielsen, Openhealth, Newline, HMR, reddata, Farmastat) latest data available, ending December 2025.
(3) See attached Appendix for details. Change in net sales on an organic basis excludes the effects of acquisitions, divestitures and exited products, and the impact of currency.
(4) All tables and data may not add due to rounding. Percentages are based on actuals.

Dublin, Ireland - February 26, 2026 - Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading provider of consumer health products, today announced financial results from continuing operations for the fourth quarter and fiscal year ended December 31, 2025. All comparisons are against the prior year fourth quarter and fiscal year, unless otherwise noted.

President and CEO Patrick Lockwood-Taylor commented, “Fiscal year 2025 was a pivotal year for Perrigo. Despite soft category consumption and a challenging Infant Formula end-market, we gained share across store brands and in key brands as our team executed with discipline. These results reinforce the strength of our consumer-preferred portfolio, deep retail partnerships and sharpened focus on everyday consumer health. Our 'Three‑S plan' is delivering meaningful progress in stabilizing our business, streamlining our complexity and strengthening what is working, supported by cost savings program benefits and the implementation of our new commercial operating model.”

“Looking ahead, we are prioritizing resources and investments towards CORE Perrigo, our go-forward business, which excludes the Infant Formula business under strategic review, and previously announced divestitures. Our 2026 outlook reflects near-term headwinds, balanced by favorable mix in our base business, disciplined execution of our new operational enhancement program and targeted cost actions to align our structure with current market realities. We are confident that our disciplined approach is enabling us to navigate the transition year ahead and positions Perrigo to create long-term value for our shareholders,” concluded Lockwood-Taylor.

Refer to Tables I through VII at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Condensed Consolidated Statements of Operations, Balance Sheets and Statements of Cash Flows.

Concluding Project Energize

Project Energize, a global investment and efficiency program launched during the first quarter of 2024, delivered gross annualized pre-tax savings of approximately $167 million as of the end of FY2025, towards the high-end of the Company's estimated range of $140 million to $170 million. Reinvestments of savings of $35 million over the same period are within the Company's estimated range of $30 million to $40 million. Restructuring charges incurred by the Company over the same period in connection with Project Energize were approximately $138 million. As the program has substantively finalized, the Company anticipates less than $10 million of costs to be incurred through FY2026.

Concluding Supply Chain Reinvention Program

The Company initiated a Supply Chain Reinvention Program in 2022 to reduce structural costs, improve profitability and service levels to retail partners, and strengthen Perrigo's resiliency by streamlining and simplifying the Company's global supply chain. The program was successfully completed and achieved cumulative annual run-rate benefits of $157 million in the fourth quarter of 2025, in the range of estimated program benefits of $150 million to $200 million (not including related depreciation expense on capital investments). Total costs incurred over the same period including capital investments, restructuring expenses and implementation costs were $286 million, below the estimated range of $300 million to $350 million originally expected to be incurred by the end of fiscal year 2028, with the substantial portion of the costs incurred by the end of FY2025. As the program has completed, the Company anticipates less than $10 million of costs to be incurred through FY2026.

Agreement to Divest Dermacosmetics Business

On July 14, 2025, the Company announced it signed an agreement to sell the Company's Dermacosmetics branded business for up to €327 million, including €300 million in upfront cash and up to an additional €27 million contingent on the achievement of net sales milestones over the next three years. The Company anticipates this transaction closing in the second quarter of 2026, subject to customary closing conditions.

Goodwill Impairment

During the three months ended December 31, 2025, the Company's reporting units had an indication of potential impairment due to a sustained decrease in share price, lower expected cash flows principally related to infant formula market dynamics and a change in near-term expectations of the broader self-care market. As such, the Company recognized a goodwill impairment of $1.3 billion as of December 31, 2025.

The Company is also required to reallocate goodwill from its existing reporting units to the new reporting units (see ‘New Reporting Segments Beginning First Quarter 2026’ below for details). While the total estimated fair and carrying values are unchanged from December 31, 2025, the redistribution of goodwill across the Company's new reporting units may cause the Company to record additional non‑cash goodwill impairment charges of up to $350 million in the first quarter of 2026.

Perrigo Fourth Quarter 2025 Results from Continuing Operations

Fourth Quarter 2025 Net Sales Change Compared to Prior Year(5)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divestitures & Exited Products	Organic Net Sales Growth
CSCA	(6.3)%	—%	(6.3)%	—%	(6.3)%
CSCI	4.7%	6.8%	(2.1)%	(1.1)%	(1.0)%
Total Perrigo	(2.5)%	2.3%	(4.9)%	(0.4)%	(4.5)%

Net sales of $1.11 billion decreased 2.5%, or $29 million, including favorable currency translation of 2.3% and divestitures and exited products of -0.4%. Organic net sales declined 4.5%, comprising net pricing of -0.6% and volume/mix of -3.9%, driven primarily by infant formula.

Organic net sales were unfavorably impacted by approximately 2.9% from infant formula. Organic net sales from the rest of the business were down 1.6%, half of which stemmed from store brand OTC contract manufacturing. The other half was primarily due to soft OTC category consumption, including a later start to the U.S. and European cough cold seasons, which was partially offset by accelerating store brand dollar, unit and volume share gains and stable dollar share across key brands. Perrigo U.S. store brands gained volume share1 of 120 basis points.

Reported gross profit of $362 million decreased $24 million, or 6.1%. Adjusted gross profit of $401 million decreased $23 million, or 5.4%, due primarily to lower gross profit in infant formula of $23 million. Supply Chain Reinvention benefits in addition to favorable currency translation of $16 million offset lower gross profit across the rest of the business due primarily to lower net sales volumes and $2 million from divestitures and exited products.

Reported gross margin was 32.6%, a decrease of 130 basis points. Adjusted gross margin decreased 110 basis points to 36.1%, due primarily to the same factors as adjusted gross profit. The year-over-year impact from infant formula was an unfavorable 100 basis points.

Reported operating loss was $1.29 billion as compared to income of $114 million in the prior year period, due primarily to the Goodwill Impairment charge discussed above. Adjusted operating income was lower by $27 million, or 13.8%, to $167 million due primarily to unfavorable gross profit flow through and $2 million from divestitures and exited products. These factors were partially offset by Project Energize structural cost savings and favorable currency translation of $9 million.

Reported operating margin was -116.0%, due primarily to the Goodwill Impairment charge discussed above. Adjusted operating margin of 15.1% was 200 basis points lower due primarily to the same factors as adjusted operating income. The year-over-year impact from infant formula was an unfavorable 140 basis points.

Reported net loss was $1.41 billion, or ($10.20) per share, compared to a reported net loss of $41 million, or ($0.30) per share, in the prior year period, due primarily to the Goodwill Impairment charge discussed above. Adjusted net income was $108 million, or $0.77 per share, compared to $129 million, or $0.93 per share, down $0.16. Fourth quarter 2025 adjusted EPS included unfavorable impacts of $0.13 from infant formula and $0.01 from divestitures and exited products, partially offset by favorable currency translation of $0.06.

Fourth Quarter 2025 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment (CSCA)

Fourth Quarter 2025 Net Sales Change Compared to Prior Year(5)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divestitures & Exited Products	Organic Net Sales Growth
CSCA	(6.3)%	—%	(6.3)%	—%	(6.3)%

CSCA net sales of $697 million declined $47 million, or 6.3%.

Net sales were unfavorably impacted by approximately 4.4% from infant formula. Net sales from the rest of CSCA were down 1.9% due primarily to lower net sales from OTC contract manufacturing of 1.3% and soft OTC category consumption, partially offset by accelerating store brand volume share gains of 0.6%.

Reported gross profit of $187 million decreased $30 million, or 13.9%. Adjusted gross profit decreased $31 million, or 13.4%, to $199 million primarily due to lower gross profit from infant formula of $23 million and lower sales volumes across the rest of the business, partially offset by benefits from Supply Chain Reinvention and favorable currency translation.

Reported gross margin of 26.8% decreased 230 basis points. Adjusted gross margin decreased 230 basis points to 28.5%, driven by the same factors as adjusted gross profit. The year-over-year impact from infant formula was an unfavorable 180 basis points.

Reported operating loss was $873 million compared to income of $83 million in the prior year, due primarily to the Goodwill Impairment charge discussed above. Adjusted operating income decreased $29 million, or 20.1%, to $117 million primarily due to unfavorable impacts from infant formula of $21 million in addition to gross profit flow through from the rest of the business, partially offset by Project Energize structural cost savings.

Reported operating margin was -125.2%, due primarily to the Goodwill Impairment charge discussed above. Adjusted operating margin decreased 290 basis points to 16.7%, driven by the same factors as adjusted operating income. The year-over-year impact from infant formula was an unfavorable 210 basis points.

Consumer Self-Care International Segment (CSCI)

Fourth Quarter 2025 Net Sales Change Compared to Prior Year(5)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divestitures & Exited Products	Organic Net Sales Growth
CSCI	4.7%	6.8%	(2.1)%	(1.1)%	(1.0)%

CSCI net sales of $413 million increased 4.7%, or $19 million as favorable currency of 6.8% more than offset organic net sales decline of 1.0% and the impact from divestitures and exited products of 1.1%.

Organic net sales drivers included 1) share gains in key brands, including Compeed®, ellaOne® and Jungle Formula®, and 2) new products, including Nasalmer® and others in the Physiomer® franchise. These drivers were more than offset by 1) soft total OTC category consumption and a softer cough cold season in Europe compared to the prior year, 2) the VMS category, reflecting reduced strategic focus on nutraceutical products within the category, and 3) price investments to drive brand promotions.

Reported gross profit of $176 million increased $6 million, or 3.8%. Adjusted gross profit of $203 million increased $8 million, or 4.2%, as new products, Supply Chain Reinvention benefits and favorable currency translation of $14 million more than offset lower sales volumes and price investments to drive brand promotions.

Reported gross margin of 42.6% decreased 40 basis points. Adjusted gross margin declined 20 basis points to 49.1%, driven primarily by the same factors as adjusted gross profit.

Reported operating loss was $365 million compared to income of $40 million, due primarily to the Goodwill Impairment charge discussed above. Adjusted operating income of $90 million increased $6 million, or 7.4%, due primarily to favorable currency translation of $7 million.

Reported operating margin was -88.5%, due primarily to the Goodwill Impairment charge discussed above. Adjusted operating margin expanded 50 basis points to 21.7%, driven primarily by the same factors as adjusted operating income.

Perrigo Fiscal Year 2025 Results from Continuing Operations

Fiscal Year 2025 Net Sales Change Compared to Prior Year(5)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Product Lines	Organic Net Sales Growth
CSCA	(4.0)%	—%	(4.0)%	—%	(4.0)%
CSCI	(0.7)%	3.0%	(3.7)%	(4.0)%	0.3%
Total Perrigo	(2.8)%	1.1%	(3.9)%	(1.5)%	(2.4)%

Net sales of $4.25 billion decreased 2.8%, or $120 million, due primarily to a decline in organic net sales of 2.4% and divested businesses and exited product lines of 1.5%, partially offset by favorable currency translation of 1.1%. Organic net sales comprised net pricing of -0.5% and volume/mix of
-1.9%, half of which stemmed from infant formula.

Organic net sales were down due primarily to -0.9% from infant formula, -0.5% from store brand OTC contract manufacturing, -0.5% from Oral Care, and -0.3% from the absence of the prior-year Opill® launch stocking benefit. Organic net sales across the rest of the business were roughly flat as soft OTC category consumption was offset by new products in addition to store brand dollar, unit and volume share gains and dollar share gains across key brands. Perrigo U.S. store brands gained volume share1 of 60 basis points and Perrigo key brands gained dollar share2 of 10 basis points.

Reported gross profit of $1.49 billion, decreased $48 million, or 3.1%. Adjusted gross profit of $1.65 billion decreased $50 million, or 2.9%, as Supply Chain Reinvention benefits, new products and favorable currency translation were more than offset by lower global OTC sales volumes, net impact of pricing actions, and $42 million from divestitures and exited products.

Reported gross margin was 35.1%, a decrease of 20 basis points versus the prior year. Adjusted gross margin was 38.7%, a decrease of 10 basis points due primarily to the same factors as adjusted gross profit, including an unfavorable impact from divestitures and exited products of 40 basis points.

Reported operating loss was $1.12 billion compared to operating income of $113 million in the prior year, due primarily to the Goodwill Impairment charge discussed above. Adjusted operating income increased $14 million, or 2.3%, to $622 million as benefits from Project Energize, lower variable employee expenses and favorable currency translation of $17 million more than offset lower gross profit flow through and $21 million from divestitures and exited products.

Reported operating margin was -26.4%, due primarily to the Goodwill Impairment charge discussed above. Adjusted operating margin of 14.6%, expanded 70 basis points due primarily to the same factors as adjusted operating income, including an unfavorable impact from divestitures and exited products of 30 basis points.

Reported net loss was $1.40 billion, or ($10.12) per share, compared to a net loss of $161 million, or ($1.17) per share, in the prior year, due primarily to the Goodwill Impairment charge discussed above. Fiscal year 2025 adjusted net income was $382 million, or $2.75 per share, compared to $354 million, or $2.57 per share in the prior year. Fiscal year 2025 adjusted EPS included a $0.12 unfavorable impact from divestitures and exited products, partially offset by $0.10 from favorable currency translation.

Fiscal Year 2025 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment

Fiscal Year 2025 Net Sales Change Compared to Prior Year(5)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Product Lines	Organic Net Sales Growth
CSCA	(4.0)%	—%	(4.0)%	—%	(4.0)%

CSCA net sales of $2.59 billion decreased 4.0%, or $108 million. Net sales were unfavorably impacted by 1.4% from infant formula, 0.7% from store brand OTC contract manufacturing, 0.7% from Oral Care and 0.6% from the absence of the prior-year Opill® launch stocking benefit. Net sales from the rest of the CSCA business were down 0.6% as net price investments to drive volume and soft OTC category consumption were partially offset by accelerating store brand volume share gains.

Reported gross profit of $755 million, decreased $24 million, or 3.1%. Adjusted gross profit of $802 million decreased $27 million, or 3.2%, as benefits from Supply Chain Reinvention and actions to augment and strengthen infant formula were more than offset by lower sales volumes and net price investments to drive volume.

Reported gross margin was 29.2%, an increase of 30 basis points versus the prior year. Adjusted gross margin increased 30 bps to 31.0% due primarily to the same factors as adjusted gross profit.

Reported operating loss was $669 million compared to operating income of $270 million in the prior year, due primarily to the Goodwill Impairment charge discussed above. Adjusted operating income decreased $11 million, or 2.6%, to $411 million as Project Energize savings and lower variable employee expenses were more than offset by lower gross profit flow through.

Reported operating margin was -25.9%, due primarily to the Goodwill Impairment charge discussed above. Adjusted operating margin of 15.9% expanded 20 basis points versus the prior year due primarily to the same factors as adjusted operating income.

Consumer Self-Care International Segment

Fiscal Year 2025 Net Sales Change Compared to Prior Year(5)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Product Lines	Organic Net Sales Growth
CSCI	(0.7)%	3.0%	(3.7)%	(4.0)%	0.3%

CSCI net sales of $1.67 billion decreased 0.7%, or $12 million, as organic net sales growth of 0.3% and favorable currency translation of 3.0% were more than offset by divestitures and exited products of 4.0%.

Category drivers included higher organic net sales in 1) Pain and Sleep Aids, led by restored supply of the Solpadeine® brand, 2) Women’s Health, led by market share gains in ellaOne®, and 3) Healthy Lifestyle, primarily from new products in the Jungle Formula® franchise. These drivers were partially offset by lower net sales in 1) the VMS category, reflecting reduced strategic focus on nutraceutical products, and 2) Skin Care, due to lower net sales in the ACO® franchise, partially offset by higher net sales and new products in the Compeed® franchise.

Reported gross profit of $740 million, decreased $24 million, or 3.1% compared to the prior year. Adjusted gross profit of $846 million decreased $23 million, or 2.6%, as new products, inflation-justified pricing, Supply Chain Reinvention benefits and favorable currency translation of $27 million were more than offset by lower sales volumes, cost of goods sold inflation and $42 million from divestitures and exited products.

Reported gross margin was 44.4%, a decrease of 110 basis points versus the prior year. Adjusted gross margin of 50.8% decreased 100 basis points due primarily to the same factors as adjusted gross profit, including an unfavorable impact from divestitures and exited products of 50 basis points.

Reported operating loss of $229 million decreased $334 million compared to operating income of $105 million in the prior year, due primarily to the Goodwill Impairment charge discussed above. Adjusted operating income increased $13 million, or 3.7%, to $365 million as Project Energize savings and lower variable employee expenses more than offset unfavorable gross profit flow through and a $21 million impact from divestitures and exited products.

Reported operating margin was -13.7%, due primarily to the Goodwill Impairment charge discussed above. Adjusted operating margin of 21.9%, expanded 90 basis points due primarily to the same factors as adjusted operating income, including an unfavorable impact from divestitures and exited products of 40 basis points.

Cash Flow and Balance Sheet

Year-to-date operating cash flow was $239 million, or cash conversion of 62.5% as a percentage of adjusted net income, including first quarter cash outflow of $(65) million from rebuilding infant formula inventory, settling outstanding litigation and covering Project Energize restructuring costs.

Year-to-date capital expenditures were $93 million and the Company returned $159 million to shareholders through dividends.

Cash and cash equivalents on the balance sheet as of December 31, 2025, were $532 million and total debt on the balance sheet was $3.64 billion.

New Reporting Segments Beginning First Quarter 2026

Perrigo Company has changed its reporting segments to better align with the Company's organizational structure and vision. Beginning with the first quarter of 2026, the Company's new reporting segments are:

•Self Care – Comprises the legacy Upper Respiratory, Digestive Health, Pain & Sleep Aids and Healthy Lifestyles categories, including brands, store brands and contract.
•Specialty Care – Comprises the legacy Women's Health and Skin Health (formerly Skin Care) categories, including brands, store brands and contract.
•Infant Formula – Comprises the legacy Infant Formula business, including brands, store brands and contract.

In addition, "Other" comprises primarily the Oral Care business, the Dermacosmetics business, which is in the process of being divested, and other small non-core distribution brands.

These reporting segment changes have no impact on the Company's historical consolidated financial position, results of operations or cash flows. In order to aid in comparability to historical financial data, the Company will recast selected financial statements and metrics utilizing the new reporting segments. A current report on Form 8-K containing recast information for fiscal 2025 and 2024 is expected to be issued in April 2026.

Operational Enhancement Program

Building on the Company's ‘Streamlining’ actions within its 3‑S Plan, it has launched a two-year, enterprise‑wide operational enhancement program to create a more agile and resilient platform positioned for growth in our core business. The program is designed to streamline operations in response to near‑term industry pressures, including soft consumer consumption leading to lower volumes, while freeing up capital to further invest behind our key brands and store brands.

The Company expects the program to enhance organizational effectiveness by evolving its structure to improve agility, accelerate decision‑making and better leverage technology. As part of this effort, the Company expects to reduce approximately 7% of its current workforce. The program will also target operational cost reductions mainly in our supply chain and distribution network.

The Company anticipates gross pre‑tax annualized run rate cost savings of $80 million to $100 million from the program by the end of FY2027, the majority of which are expected to be achieved in FY2026. Cash costs to achieve these savings are expected to range between $80 million and $90 million.

Fiscal Year 2026 Outlook from Continuing Operations

Based on current business trends and conditions, and including expected savings from the Company's organizational efficiency program, the Company issued its FY2026 'All In' net sales growth outlook of -5.5% to -1.5% versus the prior year. Its FY2026 "All In" adjusted diluted EPS range outlook is $2.00 to $2.30.

The Company also issued its FY2026 outlook for 'CORE' Perrigo, which excludes the infant formula business currently under strategic review and previously announced divestitures, to better reflect its go-forward business. CORE reported net sales and organic net sales growth outlooks are -3.0% to

+1.0% and -3.5% to +0.5%, respectively, versus the prior year. FY2026 CORE adjusted EPS outlook of $2.25 to $2.55 compares to FY2025 CORE adjusted EPS of $2.52.

FY2026 All In Outlook Walk to FY2026 CORE Outlook
FY2026 Outlook	Net Sales Growth	Adj. Gross Margin	Adj. Operating Margin	Adj. EPS
All In Perrigo	-5.5% to -1.5%	36.5% to 37.5%	12.5% to 13.5%	$2.00 to $2.30
Exclude Infant Formula	Flat	~240bps	~260bps	~$0.30
Exclude Divestitures	~(270)bps	~(10)bps	~(10)bps	~$(0.05)
CORE Perrigo	-3.0% to +1.0%	39.0% to 40.0%	15.0% to 16.0%	$2.25 to $2.55

Organic CORE	-3.5% to +0.5%

Additional FY2026 outlook assumptions include:
•Interest expense of approximately $156 million.
•Adjusted effective tax rate of approximately 20.0%.
•Adjusted weighted average shares outstanding of approximately 140.5 million.
•Net leverage in line, or slightly better than 2025 of approximately 4.0 times adjusted EBITDA.

About Perrigo

Perrigo Company plc is a leading pure-play consumer health company with over a century of experience in providing high-quality health and wellness solutions to consumers primarily in North America and Europe. As a pioneer in the over-the-counter (OTC) self-care market, Perrigo offers trusted self-care solutions that can be used without the need for a prescription, ensuring accessibility and choice for consumers across molecules, dosage forms, and value tiers.

Perrigo's unique business model leverages its complementary businesses, where cash-generative store brand private label offerings fuel investments for leading brands, including Opill®, Mederma®, Compeed®, EllaOne®, and Jungle Formula®.

For more information, visit www.perrigo.com.

Webcast and Conference Call Information

Perrigo previously announced that management will host a call/webcast to discuss its fourth quarter 2025 financial results beginning at 08:30 A.M. (EST) Thursday, February 26, 2026. The call will be available live via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 800-836-8184, International 646-357-8785, and reference ID # 52719. A taped replay of the call will be available beginning at approximately 12:00 P.M. (EST) Thursday, February 26, until midnight Thursday, March 5, 2026. To listen to the replay, dial 888-660-6345, International 646-517-4150, and use access code 52719#.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our, or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this report, including certain statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” "forecast," “predict,” “potential” or the negative of those terms or other comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control, including: our ability to complete the proposed divestment of the Dermacosmetics branded business, receipt of works council and regulatory approval regarding the transaction, performance by counterparties to the transaction and the likelihood of satisfying the deferred payment milestones associated with the transaction, supply chain impacts on our business, including those caused or exacerbated by armed conflict, trade and other economic sanctions and/or disease; general economic, credit, and market conditions; increased or new tariffs by the U.S. or foreign governments (and any retaliatory or reciprocal tariffs) and changes in global trade relations; the impact of the war in Ukraine and any escalation thereof, including the effects of economic and political sanctions imposed by the United States, United Kingdom, European Union, and other countries related thereto; the outbreak or escalation of conflict in other regions where we do business, including the Middle East; current and future impairment charges, if we determine that the carrying amount of specific assets may not be recoverable from the expected future cash flows of such assets; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than we do; pricing pressures from customers and consumers; resolution of uncertain tax positions and any litigation relating thereto, ongoing or future government investigations and regulatory initiatives; uncertainty regarding our ability to obtain and maintain our regulatory approvals; potential costs and reputational impact of product recalls or sales halts; potential adverse changes to U.S. and foreign tax, healthcare and other government policy; the effect of epidemic or pandemic disease; the timing, amount and cost of any share repurchases (or the absence thereof) and/or any refinancing of outstanding debt at or prior to maturity; fluctuations in currency exchange rates and interest rates; receipt of potential earnout payments in connection with the sale of the HRA Rare Diseases Business and the risk that potential costs or liabilities incurred or retained in connection with this transaction may exceed our estimates or adversely affect our business or operations; the risk that potential costs or liabilities incurred or retained in connection with the sale of our Rx business may exceed our estimates or adversely affect our business or operations; the consummation and success of other announced and unannounced acquisitions or dispositions, and our ability to realize the desired benefits thereof; and our ability to execute and achieve the desired benefits of announced cost-reduction efforts and other strategic initiatives and investments, including our ability to achieve the expected benefits from our ongoing restructuring programs described herein. Adverse results with respect to pending litigation could have a material adverse impact on our operating results, cash flows and liquidity, and could ultimately require the use of corporate assets to pay damages, reducing assets that would otherwise be available for other corporate purposes. These and other important factors, including those discussed in our Form 10-K for the year ended December 31, 2025, and in any subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Measures

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following non-GAAP financial measures referred to in this press release:

•net sales growth on an organic basis, which excludes acquisitions, divestitures and exited products, and the impact of currency,
•adjusted gross profit,
•adjusted gross margin,
•adjusted operating income,
•adjusted operating margin,
•adjusted net income,
•adjusted diluted earnings per share,

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies. The Company presents these non-GAAP financial measures in order to provide transparency to our investors because they are measures that management uses to assess both management performance and the financial performance of our operations and to allocate resources. In addition, management believes that these measures may assist investors with understanding and evaluating our initiatives to drive improved financial performance and enables investors to supplementally compare our operating performance with the operating performance of our competitors including with those of our competitors having different capital structures. While we have excluded certain of these items from historical non-GAAP financial measures, there is no guarantee that the items excluded from non-GAAP financial measures will not continue into future periods. For instance, we expect to continue to experience and report restructuring-related charges associated with continued execution of our strategic initiatives.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as amortization expense, unusual litigation, impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measures represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which may include adjusted gross profit, adjusted net income, adjusted operating income, adjusted diluted earnings per share, adjusted gross margin, constant currency net sales, and adjusted operating margin are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. The Company also discloses net sales growth excluding the impact of currency on an organic basis. In addition, the Company presents non‑GAAP measures for 'CORE' Perrigo, reflecting its go‑forward business and excluding infant formula currently under strategic review and previously announced divestitures. CORE measures may include CORE net income, CORE net sales, CORE organic net sales, CORE gross profit, CORE operating income, CORE diluted earnings per share, CORE gross margin, and CORE operating margin, including on an organic, constant‑currency basis. Management believes these measures provide greater consistency in financial reporting and facilitate meaningful comparisons of underlying operating results and acquisition and divestiture activity.

The Company cannot reconcile its ‘All In’ or ‘CORE’ expected organic net sales growth, adjusted gross margin, adjusted operating margin, adjusted earnings per share, adjusted diluted earnings per share, adjusted effective tax rate, net leverage, or adjusted EBITDA to the most directly comparable GAAP measures under "Fiscal Year 2026 Outlook from Continuing Operations" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, uncertainty of non-recurring infant formula related charges and timing and amount of restructuring charges and the income tax effects of these items or other income tax-related events.

The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past and present underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications; (269) 686-3373; E-mail: bradley.joseph@perrigo.com

Nicholas Gallagher, Associate Director, Global Investor Relations; (269) 686-3238, E-mail: nicholas.gallagher@perrigo.com

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net sales	$1,109.6	$1,138.3	$4,253.1	$4,373.4
Cost of sales	747.4	752.4	2,758.6	2,830.7
Gross profit	362.2	385.9	1,494.5	1,542.7

Operating expenses
Distribution	22.7	23.3	93.4	98.0
Research and development	21.8	27.9	95.4	112.2
Selling	116.5	116.8	526.5	546.6
Administration	116.5	94.6	435.9	468.0
Impairment charges	1,358.5	38.6	1,363.1	88.9
Restructuring	13.0	12.0	71.9	110.1
Other operating (income) expense, net	0.4	(41.5)	30.5	6.0
Total operating expenses	1,649.4	271.7	2,616.7	1,429.8

Operating income (loss)	(1,287.2)	114.2	(1,122.2)	112.9

Interest expense, net	43.3	43.1	162.5	187.8
Other (income) expense, net	1.2	(0.6)	13.2	(0.9)
Loss on extinguishment of debt	—	1.5	—	6.7
Income (loss) from continuing operations before income taxes	(1,331.7)	70.2	(1,297.9)	(80.7)
Income tax expense	82.8	111.6	104.4	80.0
Loss from continuing operations	(1,414.5)	(41.4)	(1,402.3)	(160.7)
Loss from discontinued operations, net of tax	(3.6)	(3.1)	(23.1)	(11.1)
Net income (loss)	$(1,418.1)	$(44.5)	$(1,425.4)	$(171.8)

Earnings (loss) per share
Basic
Continuing operations	$(10.20)	$(0.30)	$(10.12)	$(1.17)
Discontinued operations	(0.03)	(0.02)	(0.17)	(0.08)
Basic earnings (loss) per share	$(10.22)	$(0.32)	$(10.29)	$(1.25)
Diluted
Continuing operations	$(10.20)	$(0.30)	$(10.12)	$(1.17)
Discontinued operations	(0.03)	(0.02)	(0.17)	(0.08)
Diluted earnings (loss) per share	$(10.22)	$(0.32)	$(10.29)	$(1.25)

Weighted-average shares outstanding
Basic	138.7	137.6	138.5	137.4
Diluted	138.7	137.6	138.5	137.4

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$531.6	$558.8
Accounts receivable, net of allowance for credit losses of $6.5 and $7.4, respectively	612.8	642.3
Inventories	1,149.0	1,081.8
Prepaid expenses and other current assets	231.4	199.0
Current assets held for sale	272.6	—
Total current assets	2,797.4	2,481.9
Property, plant and equipment, net	898.7	917.8
Operating lease assets	167.8	175.2
Goodwill and indefinite-lived intangible assets	2,054.7	3,325.4
Definite-lived intangible assets, net	2,351.5	2,423.7
Deferred income taxes	3.3	5.1
Other non-current assets	261.8	318.6
Total non-current assets	5,737.8	7,165.8
Total assets	$8,535.2	$9,647.7
Liabilities and Shareholders’ Equity
Liabilities
Accounts payable	$474.5	$495.2
Payroll and related taxes	112.2	123.2
Accrued customer programs	111.4	133.3
Other accrued liabilities	230.6	238.7
Accrued income taxes	20.8	17.4
Current indebtedness	36.6	36.4
Current liabilities held for sale	26.8	—
Total current liabilities	1,012.9	1,044.2
Non-current liabilities
Long-term debt, less current portion	3,603.6	3,581.7
Deferred income taxes	168.9	203.2
Other non-current liabilities	814.3	499.2
Total non-current liabilities	4,586.8	4,284.1
Total liabilities	5,599.7	5,328.3
Contingencies - Refer to Note 20
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	6,608.2	6,733.9
Accumulated other comprehensive income (loss)	4.8	(162.4)
Retained earnings (accumulated deficit)	(3,677.5)	(2,252.1)
Total shareholders’ equity	2,935.5	4,319.4
Total liabilities and shareholders' equity	$8,535.2	$9,647.7

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	137.6	136.5

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Year Ended
	December 31, 2025	December 31, 2024	December 31, 2023
Cash Flows From (For) Operating Activities
Net income (loss)	$(1,425.4)	$(171.8)	$(12.7)
Adjustments to derive cash flows:
Depreciation and amortization	337.5	325.9	359.5
Impairment charges	1,363.1	88.9	90.0
Share-based compensation	54.6	64.4	68.8
Restructuring charges	67.0	99.9	41.1
Settlement of interest rate derivatives	—	41.2	—
Amortization of debt discount	9.0	8.9	2.3
Gain (loss) on sale of business	1.6	(6.4)	—
Gain on sale of assets	—	(28.1)	(4.1)
Dedesignation of interest rate swap agreements	—	14.4	—
Amortization on hedging instruments	(23.8)	(10.1)	1.7
Deferred income taxes	(50.8)	9.8	(106.6)
Other non-cash adjustments, net	6.8	0.6	24.0
Subtotal	339.6	437.6	464.0
(Decrease) increase in cash due to:
Accounts receivable	30.7	(11.1)	(57.1)
Inventories	(61.1)	13.7	19.4
Prepaid expenses and other current assets	8.4	20.1	47.5
Accounts payable	(28.7)	54.2	(65.9)
Payroll and related taxes	(63.4)	(94.4)	(52.8)
Accrued customer programs	(26.2)	(25.6)	23.2
Other accrued liabilities	(16.5)	(1.3)	6.6
Accrued income taxes	55.9	(31.8)	(12.9)
Other long term liabilities	(0.2)	—	7.6
Other operating, net	—	1.5	25.9
Subtotal	(101.1)	(74.7)	(58.5)
Net cash from operating activities	238.5	362.9	405.5
Cash Flows From (For) Investing Activities
Proceeds from royalty rights	5.6	5.2	19.8
Asset acquisitions, net	(1.5)	(13.3)	—
Settlement of foreign currency derivatives	—	(48.2)	—
Proceeds from sale of assets	—	37.9	4.4
Additions to property, plant and equipment	(93.4)	(118.3)	(101.7)
Net proceeds from sale of businesses	14.4	215.5	—
Other investing, net	(0.5)	—	—
Net cash (for) from investing activities	(75.4)	78.8	(77.5)
Cash Flows From (For) Financing Activities
Issuances of long-term debt	—	1,091.2	295.1
Payments on long-term debt	(34.8)	(1,529.0)	(325.3)
Payments for debt issuance costs	—	(4.7)	—
Cash dividends	(159.3)	(152.5)	(149.7)
Shares used to settle taxes	(19.1)	(15.5)	(18.8)
Other financing, net	(7.3)	(0.5)	11.5
Net cash for financing activities	(220.5)	(611.0)	(187.2)
Effect of exchange rate changes on cash and cash equivalents	32.5	(23.2)	9.8
Net (decrease) increase in cash and cash equivalents	(24.9)	(192.5)	150.6
Cash and cash equivalents of continuing operations, beginning of period	558.8	751.3	600.7
Cash and cash equivalents held for sale, beginning of period	—	—	—
Less cash and cash equivalents held for sale, end of period	(2.3)	—	—
Cash and cash equivalents of continuing operations, end of period	$531.6	$558.8	$751.3

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31, 2025				Three Months Ended December 31, 2024
Consolidated Continuing Operations	Gross Profit	Operating Income (Loss)	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)
Reported	$362.2	$(1,287.2)	$(1,414.5)	$(10.20)	$385.9	$114.2	$(41.4)	$(0.30)
As a % of reported net sales(2)	32.6%	(116.0)%	(127.5)%		33.9%	10.0%	(3.6)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	35.8	55.7	55.7	0.40	33.4	55.4	55.9	0.40
Unusual litigation	—	19.7	19.7	0.14	—	(33.9)	(33.9)	(0.25)
Restructuring charges and other termination benefits	—	13.0	13.0	0.09	0.7	13.3	13.3	0.10
(Gain) loss on divestitures and brand sales	—	—	0.9	0.01	—	(2.2)	(2.8)	(0.02)
Impairment charges (3)	—	1,358.5	1,358.5	9.78	—	38.6	38.6	0.28
Infant formula remediation	—	—	—	—	3.8	3.9	3.9	0.03
Loss on early debt extinguishment	—	—	—	—	—	—	1.5	0.01
Other (4)	3.1	7.4	7.0	0.05	—	4.6	4.6	0.03
Non-GAAP tax adjustments(5)	—	—	67.4	0.48	—	—	89.2	0.64
Adjusted	$401.1	$167.2	$107.6	$0.77	$423.9	$193.9	$128.7	$0.93
As a % of reported net sales(2)	36.1%	15.1%	9.7%		37.2%	17.0%	11.3%

Diluted weighted average shares outstanding (in millions)
			Reported	138.7				137.6
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				0.3				0.7
			Adjusted	139.0				138.3
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the three months ended December 31, 2025 and December 31, 2024 were $1,109.6 million and $1,138.3 million, respectively.
(3) During the three months ended December 31, 2025, impairment charges were due primarily to (1) we determined the carrying value of our CSCA and CSCI reporting units exceeded their estimated fair value and recorded a goodwill impairment charge of $1.3 billion and (2) we concluded the existence of an other-than-temporary impairment of our equity method investment in Kazmira LLC and recorded an impairment charge of $33.6 million within our CSCA segment. During the three months ended December 31, 2024, we determined the carrying value of our Prevacid® branded product was impaired by $38.6 million and recorded the charge within our CSCA segment.
(4) Other pre-tax adjustments for the three months ended December 31, 2025 includes $3.8 million of professional consulting fees for potential divestiture activity and $3.2 million of accelerated depreciation. Other pre-tax adjustments for the three months ended December 31, 2024 are primarily due to $4.0 million related to professional consulting fees for divestiture activity.
(5) Non-GAAP tax adjustments for the three months ended December 31, 2025 are primarily due to (1) removal of $11.2 million of tax expense on pre-tax non-GAAP adjustments, (2) removal of $4.7 million of tax benefit related to changes in the tax law enacted in fourth quarter 2025, and (3) removal of $33.3 million of tax expense related to uncertain tax positions from changes in tax structure and (4) removal of $26.7 million of tax expense related to recording the U.S. valuation allowance. Non-GAAP tax adjustments for the three months ended December 31, 2024 are primarily due to $24.8 million of tax expense on pre-tax non-GAAP adjustments, plus the removal of (1) $110.6 million of tax impact related to an inter-company sale of intellectual property and (2) $3.1 million of tax expense related to audit adjustments.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE I (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Twelve Months Ended December 31, 2025				Twelve Months Ended December 31, 2024
Consolidated Continuing Operations	Gross Profit	Operating Income (Loss)	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)
Reported	$1,494.5	$(1,122.2)	$(1,402.3)	$(10.12)	$1,542.7	$112.9	$(160.7)	$(1.17)
As a % of reported net sales(2)	35.1%	(26.4)%	(33.0)%		35.3%	2.6%	(3.7)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	141.1	223.5	225.0	1.62	135.0	229.5	231.7	1.69
Restructuring charges and other termination benefits	—	71.9	71.9	0.52	2.7	113.4	113.4	0.82
Unusual litigation	—	59.0	59.0	0.43	—	54.2	54.2	0.39
Impairment charges(3)	—	1,363.1	1,363.1	9.84	—	88.9	88.9	0.65
(Gain) loss on divestitures and brand sales	—	—	2.7	0.02	—	(28.1)	(34.5)	(0.26)
Infant formula remediation	0.9	0.9	0.9	0.01	17.5	21.7	21.7	0.16
Loss on early debt extinguishment	—	—	—	—	—	—	6.7	0.05
Other(4)	11.5	26.1	34.9	0.25	—	16.0	31.9	0.23
Non-GAAP tax adjustments(5)	—	—	26.2	0.19	—	—	0.9	0.01
Adjusted	$1,648.0	$622.3	$381.6	$2.75	$1,697.9	$608.5	$354.0	$2.57
As a % of reported net sales(2)	38.7%	14.6%	9.0%		38.8%	13.9%	8.1%

Diluted weighted average shares outstanding (in millions)
			Reported	138.5				137.4
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				0.4				0.6
			Adjusted	138.9				138.0
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the twelve months ended December 31, 2025 and December 31, 2024 were $4,253.1 million and $4,373.4 million, respectively.
(3) During the twelve months ended December 31, 2025, impairment charges were due primarily to (1) we determined the carrying value of our CSCA and CSCI reporting units exceeded their estimated fair value, resulting in a total goodwill impairment of $1.3 billion and (2) we concluded the existence of an other-than-temporary impairment of our equity method investment in Kazmira LLC and recorded an impairment charge of $33.6 million within our CSCA segment. During the twelve months ended December 31, 2024, we determined the carrying value of the Rare Disease Business net assets exceeded their fair value less cost to sell, resulting in a total impairment charge of $34.1 million, inclusive of a goodwill impairment charge of $22.1 million, we also determined the carrying value of the Hospital & Specialty Business net assets exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million, and recorded the charges for each within our CSCI segment; we also determined the carrying value of our Prevacid® branded product was impaired by $38.6 million and recorded the charge within our CSCA segment.
(4) Other pre-tax adjustments for the twelve months ended December 31, 2025 are due primarily to $12.2 million of professional consulting fees for potential divestiture activity, $9.2 million of foreign currency hedging related to divestiture activity, $11.9 million of accelerated depreciation and a $1.6 million asset abandonment related to our Nutrition Network Optimization Project. Other pre-tax adjustments for the twelve months ended December 31, 2024 includes expenses of $14.4 million related to de-designation of interest rate swap agreements, amounts related to professional consulting fees for divestiture activity and amounts related to a foreign jurisdiction transfer tax payment.
(5) Non-GAAP tax adjustments for the twelve months ended December 31, 2025 are primarily due to (1) removal of $57.2 million of tax expense related to uncertain tax positions from changes in tax structure, (2) removal of $34.3 million of tax benefit on pre-tax non-GAAP adjustments (3) removal of $26.7 million of tax expense related to recording the U.S. valuation allowance, and (4) removal of $24.2 million of tax benefit related to changes in tax laws enacted in 2025. Non-GAAP tax adjustments for the twelve months ended December 31, 2024 are primarily due to (1) removal of $57.2 million of tax expense related to uncertain tax positions from changes in tax structure, (2) removal of $34.3 million of tax benefit on pre-tax non-GAAP adjustments (3) removal of $26.7 million of tax expense related to recording the U.S. valuation allowance, and (4) removal of $24.2 million of tax benefit related to changes in tax laws enacted in 2025.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring, Impairments and Other	R&D Expense	DSG&A Expense (4)	Restructuring, Impairments and Other (4)
Reported	$21.8	$255.7	$1,371.9	$27.9	$234.7	$9.1
As a % of reported net sales(1)	2.0%	23.0%	123.6%	2.5%	20.6%	0.8%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.1)	(19.7)	—	(0.4)	(21.6)	—
Unusual litigation	—	(19.3)	(0.4)	—	—	33.9
Restructuring charges and other termination benefits	—	—	(13.0)	—	(0.6)	(12.0)
Impairment charges(2)	—	—	(1,358.5)	—	—	(38.6)
(Gain) loss on divestitures and brand sales	—	—	—	—	—	2.2
Other (3)	(0.1)	(4.1)	—	—	(10.0)	5.4
Adjusted	$21.5	$212.4	$—	$27.5	$202.5	$—
As a % of reported net sales (1)	1.9%	19.1%	—%	2.4%	17.8%	—%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Reported net sales for the three months ended December 31, 2025 and December 31, 2024 were $1,109.6 million and $1,138.3 million, respectively.
(2) During the twelve months ended December 31, 2025 impairment charges were due primarily to (1) we determined the carrying value of our CSCA and CSCI reporting units exceeded their estimated fair value, resulting in a total goodwill impairment of $1.3 billion and (2) we concluded the existence of an other-than-temporary impairment of our equity method investment in Kazmira LLC and recorded an impairment charge of $33.6 million within our CSCA segment. During the three months ended December 31, 2024, we determined the carrying value of our Prevacid® branded product was impaired by $38.6 million and recorded the charge within our CSCA segment.
(3) Other pre-tax adjustments for the three months ended December 31, 2025 are primarily due to professional consulting fees for potential divestitures. Other pre-tax adjustments for the three months ended December 31, 2024 is due primarily to $4.0 million related to professional consulting fees.
(4) Certain prior period amounts have been reclassified from DSG&A Expense to Restructuring, Impairments and Other for comparability purposes.

TABLE II (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Twelve Months Ended December 31, 2025			Twelve Months Ended December 31, 2024
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring, Impairments and Other	R&D Expense	DSG&A Expense (4)	Restructuring, Impairments and Other (4)
Reported	$95.4	$1,055.8	$1,465.5	$112.2	$1,112.6	$205.0
As a % of reported net sales (1)	2.2%	24.8%	34.5%	2.6%	25.4%	4.7%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.6)	(81.8)	—	(1.1)	(93.5)	—
Restructuring charges and other termination benefits	—	—	(71.9)	—	(0.8)	(109.9)
Unusual litigation	—	(28.5)	(30.5)	—	—	(54.2)
Impairment charges(2)	—	—	(1,363.1)	—	—	(88.9)
Infant formula remediation	—	—	—	—	(4.2)	—
(Gain) loss on divestitures and brand sales	—	—	—	—	—	28.1
Other(3)	(0.4)	(14.2)	—	—	(35.9)	20.1
Adjusted	$94.5	$931.2	$—	$111.1	$978.1	$0.2
As a % of reported net sales (1)	2.2%	21.9%	—%	2.5%	22.4%	—%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the twelve months ended December 31, 2025 and December 31, 2024 were $4,253.1 million and $4,373.4 million, respectively.
(2) During the twelve months ended December 31, 2025, impairment charges were due primarily to (1) we determined the carrying value of our CSCA and CSCI reporting units exceeded their estimated fair value, resulting in a total goodwill impairment of $1.3 billion and (2) we concluded the existence of an other-than-temporary impairment of our equity method investment in Kazmira LLC and recorded an impairment charge of $33.6 million within our CSCA segment. During the twelve months ended December 31, 2024, we determined the carrying value of the Rare Disease Business net assets exceeded their fair value less cost to sell, resulting in a total impairment charge of $34.1 million, inclusive of a goodwill impairment charge of $22.1 million, we also determined the carrying value of the Hospital & Specialty Business net assets exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million, recording the charges within our CSCI segment, and we determined the carrying value of our Prevacid® branded product was impaired by $38.6 million and recorded the charge within our CSCA segment.
(3) Other pre-tax adjustments for the twelve months ended December 31, 2025 are due primarily to $12.2 million of professional consulting fees for potential divestiture activity. Other pre-tax adjustments for the twelve months ended December 31, 2024 are due primarily to professional consulting fees for divestiture activity.
(4) Certain prior period amounts have been reclassified from DSG&A Expense to Restructuring, Impairments and Other for comparability purposes.

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31, 2025		Three Months Ended December 31, 2024
Consolidated Continuing Operations	Interest and Other	Income Tax Expense	Interest and Other	Income Tax Expense
Reported	$44.5	$82.8	$44.0	$111.6
As a % of reported net sales (1)	4.0%	7.5%	3.9%	9.8%
Effective tax rate		(6.2)%		159.1%
Pre-tax adjustments:
Loss on divestitures	(0.9)	—	0.6	—
Loss on early debt extinguishment	—	—	(1.5)	—
Amortization expense related primarily to acquired intangible assets	—	—	(0.5)	—
Other	0.4	—	—	—
Non-GAAP tax adjustments(2)	—	(67.4)	—	(89.2)
Adjusted	$44.1	$15.5	$42.6	$22.6
As a % of reported net sales (1)	4.0%	1.4%	3.7%	2.0%
Adjusted effective tax rate		12.6%		14.8%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Reported net sales for the three months ended December 31, 2025 and December 31, 2024 were $1,109.6 million and $1,138.3 million, respectively.
(2) Non-GAAP tax adjustments for the three months ended December 31, 2025 are primarily due to (1) removal of $11.2 million of tax expense on pre-tax non-GAAP adjustments, (2) removal of $4.7 million of tax benefit related to changes in the tax law enacted in fourth quarter 2025, and (3) removal of $33.3 million of tax expense related to uncertain tax positions from changes in tax structure and (4) removal of $26.7 million of tax expense related to recording the U.S. valuation allowance. Non-GAAP tax adjustments for the three months ended December 31, 2024 are primarily due to $24.8 million of tax expense on pre-tax non-GAAP adjustments, plus the removal of (1) $110.6 million of tax impact related to an inter-company sale of intellectual property and (2) $3.1 million of tax expense related to audit adjustments.

TABLE III (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Twelve Months Ended December 31, 2025		Twelve Months Ended December 31, 2024
Consolidated Continuing Operations	Interest and Other	Income Tax Expense	Interest and Other	Income Tax Expense
Reported	$175.7	$104.4	$193.6	$80.0
As a % of reported net sales (1)	4.1%	2.5%	4.4%	1.8%
Effective tax rate		(8.0)%		(99.3)%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	(1.5)	—	(2.2)	—
Loss on early debt extinguishment	—	—	(6.7)	—
(Gain) loss on divestitures and brand sales	(2.7)	—	6.4	—
Other(2)	(8.8)	—	(15.8)	—
Non-GAAP tax adjustments(3)	—	(26.2)	—	(0.9)
Adjusted	$162.6	$78.2	$175.2	$79.3
As a % of reported net sales (1)	3.8%	1.8%	4.0%	1.8%
Adjusted effective tax rate		17.0%		18.3%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the twelve months ended December 31, 2025 and December 31, 2024 were $4,253.1 million and $4,373.4 million, respectively.
(2) Other pre-tax adjustments for the twelve months ended December 31, 2025 are due primarily to foreign currency hedging related to divestiture activity. Other pre-tax adjustments for the twelve months ended December 31, 2024 are primarily due to expenses of $14.4 million related to de-designation of interest rate swap agreements.
(3) Non-GAAP tax adjustments for the twelve months ended December 31, 2025 are primarily due to (1) removal of $57.2 million of tax expense related to uncertain tax positions from changes in tax structure, (2) removal of $34.3 million of tax benefit on pre-tax non-GAAP adjustments (3) removal of $26.7 million of tax expense related to recording the U.S. valuation allowance, and (4) removal of $24.2 million of tax benefit related to changes in tax laws enacted in 2025. Non-GAAP tax adjustments for the twelve months ended December 31, 2024 are primarily due to $62.7 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which include the removal of (1) $65.9 million tax impact related to an inter-company sale of intellectual property, (2) $3.5 million of tax benefit related to a partial valuation allowance release in Belgium, and (3) $2.1 million of tax benefit related to audit adjustments.

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Three Months Ended December 31, 2025				Three Months Ended December 31, 2024
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income (Loss)	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$186.5	$12.4	$93.5	$(872.7)	$216.6	$14.4	$75.8	$82.9
As a % of reported net sales(1)	26.8%	1.8%	13.4%	(125.2)%	29.1%	1.9%	10.2%	11.1%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	9.1	—	(6.2)	15.3	8.4	—	(6.3)	14.6
Restructuring charges and other termination benefits	—	—	—	1.8	0.4	—	—	6.9
Unusual litigation	—	—	(17.7)	17.7	—	—	—	—
Infant formula remediation	—	—	—	—	3.8	—	—	3.9
Impairment charges (2)	—	—	—	951.5	—	—	—	38.6
Other	2.9	(0.1)	—	3.0	—	—	(0.6)	(1.1)
Adjusted	$198.5	$12.3	$69.6	$116.5	$229.1	$14.4	$68.9	$145.8
As a % of reported net sales(1)	28.5%	1.8%	10.0%	16.7%	30.8%	1.9%	9.3%	19.6%

	Three Months Ended December 31, 2025				Three Months Ended December 31, 2024
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income (Loss)	Gross Profit	R&D Expense	DSG&A Expense(3)	Operating Income
Reported	$175.7	$9.4	$117.3	$(365.0)	$169.3	$13.5	$110.9	$39.9
As a % of reported net sales(1)	42.6%	2.3%	28.5%	(88.5)%	43.0%	3.4%	28.1%	10.1%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	26.7	(0.1)	(13.5)	40.4	25.1	(0.3)	(15.3)	40.7
Impairment charges (2)	—	—	—	407.1	—	—	—	—
Restructuring charges and other termination benefits	—	—	—	6.8	—	—	—	5.0
Gain on divestitures and brand sales	—	—	—	—	—	—	2.2	(2.2)
Other	0.3	—	—	0.3	—	—	—	—
Adjusted	$202.7	$9.2	$103.9	$89.6	$194.4	$13.2	$97.8	$83.4
As a % of reported net sales(1)	49.1%	2.2%	25.2%	21.7%	49.3%	3.3%	24.8%	21.2%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) CSCA reported net sales for the three months ended December 31, 2025 and December 31, 2024 were $697.0 million and $744.1 million, respectively. CSCI reported net sales for the three months ended December 31, 2025 and December 31, 2024 were $412.6 million and $394.1 million, respectively.
(2) During the three months ended December 31, 2025, impairment charges were due primarily to (1) we determined the carrying value of our CSCA and CSCI reporting units exceeded their estimated fair value and recorded a goodwill impairment charge of $917.1 million and $407.1 million, respectively and (2) we concluded the existence of an other-than-temporary impairment of our equity method investment in Kazmira LLC and recorded an impairment charge of $33.6 million within our CSCA segment. During the three months ended December 31, 2024, we determined the carrying value of our Prevacid® branded product was impaired by $38.6 million and recorded the charge within our CSCA segment.
(3) Certain prior period amounts have been reclassified from DSG&A Expense to Restructuring, Impairments and Other for comparability purposes.

TABLE IV (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Twelve Months Ended December 31, 2025				Twelve Months Ended December 31, 2024
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income (Loss)	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$754.9	$52.9	$382.5	$(669.0)	$779.1	$60.0	$381.7	$269.9
As a % of reported net sales (1)	29.2%	2.0%	14.8%	(25.9)%	28.9%	2.2%	14.2%	10.0%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	34.9	—	(24.7)	59.6	29.4	—	(30.1)	59.5
Restructuring charges and other termination benefits	—	—	—	34.0	2.7	—	—	31.4
Impairment charges (2)	—	—	—	952.9	—	—	—	38.6
Infant formula remediation	0.9	—	—	0.9	17.5	—	(4.2)	21.7
Unusual litigation	—	—	(17.7)	19.3	—	—	—	—
Other (3)	11.1	(0.4)	(1.5)	13.0	—	—	(0.8)	0.8
Adjusted	$801.8	$52.5	$338.6	$410.7	$828.6	$60.0	$346.6	$421.9
As a % of reported net sales (1)	31.0%	2.0%	13.1%	15.9%	30.8%	2.2%	12.9%	15.7%

	Twelve Months Ended December 31, 2025				Twelve Months Ended December 31, 2024
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income (Loss)	Gross Profit	R&D Expense	DSG&A Expense(4)	Operating Income
Reported	$739.7	$42.5	$496.1	$(228.8)	$763.5	$52.2	$528.1	$105.0
As a % of reported net sales (1)	44.4%	2.6%	29.8%	(13.7)%	45.5%	3.1%	31.4%	6.3%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	106.3	(0.5)	(57.0)	163.9	105.5	(1.1)	(63.4)	170.0
Restructuring charges and other termination benefits	—	—	—	19.6	—	—	—	53.8
Impairment charges (2)	—	—	—	410.2	—	—	—	50.3
Gain on divestitures and brand sales	—	—	—	—	—	—	27.4	(27.3)
Other	0.4	—	—	0.4	—	—	—	—
Adjusted	$846.4	$42.0	$439.2	$365.3	$869.1	$51.0	$492.1	$352.1
As a % of reported net sales (1)	50.8%	2.5%	26.3%	21.9%	51.7%	3.0%	29.3%	21.0%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) CSCA reported net sales for the twelve months ended December 31, 2025 and December 31, 2024 were $2,585.3 million and $2,693.7 million, respectively. CSCI reported net sales for the twelve months ended December 31, 2025 and December 31, 2024 were $1,667.7 million and $1,679.6 million, respectively.
(2) During the twelve months ended December 31, 2025, impairment charges were due primarily to (1) we determined the carrying value of our CSCA and CSCI reporting units exceeded their estimated fair value, resulting in a total goodwill impairment of $917.1 million and $407.1 million, respectively and (2) we concluded the existence of an other-than-temporary impairment of our equity method investment in Kazmira LLC and recorded an impairment charge of $33.6 million within our CSCA segment. During the twelve months ended December 31, 2024, we determined the carrying value of the Rare Disease Business net assets exceeded their fair value less cost to sell, resulting in a total impairment charge of $34.1 million, inclusive of a goodwill impairment charge of $22.1 million, we also determined the carrying value of the Hospital & Specialty Business net assets exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million, and recorded the charges for each within our CSCI segment; we also determined the carrying value of our Prevacid® branded product was impaired by $38.6 million and recorded the charge within our CSCA segment.
(3) Other pre-tax adjustments for the twelve months ended December 31, 2025 includes accelerated depreciation and an asset abandonment related to our Nutrition Network Optimization Project.
(4) Certain prior period amounts have been reclassified from DSG&A Expense to Restructuring, Impairments and Other for comparability purposes.

TABLE V
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
Consolidated Continuing Operations	December 31, 2025	December 31, 2024	% Change	December 31, 2025	December 31, 2024	% Change
Net Sales	$1,109.6	$1,138.3	(2.5)%	$4,253.1	$4,373.4	(2.8)%
Less: Currency impact(1)	26.7	—	2.3%	49.8	—	1.1%
Constant currency net sales	$1,082.9	$1,138.3	(4.9)%	$4,203.3	$4,373.4	(3.9)%
Less: Divestitures(2)	—	4.3	(0.4)%	—	66.5	(1.5)%
Organic net sales	$1,082.9	$1,134.0	(4.5)%	$4,203.3	$4,306.9	(2.4)%

	Three Months Ended			Twelve Months Ended
Consumer Self-Care Americas	December 31, 2025	December 31, 2024	% Change	December 31, 2025	December 31, 2024	% Change
Net Sales	$697.0	$744.1	(6.3)%	$2,585.3	$2,693.7	(4.0)%
Less: Currency impact(1)	—	—	—%	(0.6)	—	—%
Constant currency net sales	$697.0	$744.1	(6.3)%	$2,585.9	$2,693.7	(4.0)%
Organic net sales	$697.0	$744.1	(6.3)%	$2,585.9	$2,693.7	(4.0)%

	Three Months Ended			Twelve Months Ended
Consumer Self-Care International	December 31, 2025	December 31, 2024	% Change	December 31, 2025	December 31, 2024	% Change
Net Sales	$412.6	$394.1	4.7%	$1,667.7	$1,679.6	(0.7)%
Less: Currency impact(1)	26.7	—	6.8%	50.4	—	3.0%
Constant currency net sales	$385.9	$394.1	(2.1)%	$1,617.4	$1,679.6	(3.7)%
Less: Divestitures(2)	—	4.3	(1.1)%	—	66.5	(4.0)%
Organic net sales	$385.9	$389.8	(1.0)%	$1,617.4	$1,613.1	0.3%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of the Rare Diseases Business, Hospital and Specialty Business, Richard Bittner Business and branded asset sales in CSCI.

TABLE VI
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
CSCA Net Sales	December 31, 2025	December 31, 2024	Change		December 31, 2025	December 31, 2024	Change
Upper Respiratory	$139.1	$130.3	$8.8	6.7%	$529.5	$500.3	$29.1	5.8%
Digestive Health	123.8	135.7	(11.9)	(8.8)%	442.1	497.4	(55.4)	(11.1)%
Nutrition	108.4	145.7	(37.2)	(25.6)%	408.5	449.5	(41.0)	(9.1)%
Healthy Lifestyle	94.9	85.5	9.3	10.9%	316.4	306.8	9.5	3.1%
Pain and Sleep-Aids	87.1	93.6	(6.5)	(6.9)%	332.5	345.5	(12.9)	(3.7)%
Oral Care	72.2	70.6	1.6	2.3%	256.9	275.4	(18.6)	(6.7)%
Skin Care	49.7	61.5	(11.8)	(19.2)%	214.9	220.1	(5.2)	(2.4)%
Women's Health	19.7	19.1	0.5	2.8%	72.4	81.1	(8.7)	(10.7)%
VMS and Other CSCA	2.2	2.1	0.1	4.8%	12.0	17.6	(5.6)	(31.8)%
Total CSCA Net Sales	$697.0	$744.1	$(47.1)	(6.3)%	$2,585.3	$2,693.7	$(108.3)	(4.0)%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

CSCA Year-to-Date Primary Category Drivers:

•Upper Respiratory: Net sales of $529.5 million increased 5.8% due primarily to increased distribution of both cough cold and allergy products, higher first-quarter incidence levels of cough cold compared to the prior year leading to higher net sales, and greater sell-in to customers of cough cold products in the fourth quarter.

•Digestive Health: Net sales of $442.1 million decreased 11.1% due primarily to lower consumption of proton pump inhibitors for heartburn, as well as the net impact of pricing actions, which were partially offset by higher net sales in laxatives, including Polyethylene Glycol 3350.

•Nutrition: Net sales of $408.5 million decreased 9.1% due primarily to infant formula driven by previously disclosed lost distribution of the Good Start® brand and lower contract manufacturing volumes, partially offset by double-digit growth in store brand infant formula.

•Pain & Sleep-Aids: Net sales of $332.5 million decreased 3.7% due primarily to net lost distribution of lower margin products, lower category consumption of children's analgesics medicines and lower dollar share compared to prior year, partially offset by new business awards.
•Healthy Lifestyle: Net sales of $316.4 million increased 3.1% due primarily to new distribution wins and increased consumer demand for smoking cessation products.

•Oral Care: Net sales of $256.9 million decreased 6.7% due primarily to previously disclosed lost distribution of lower-margin products as the business focused on enhancing margin while balancing the unfavorable impacts of tariffs.

•Skin Care: Net sales of $214.9 million decreased 2.4% due primarily to lower distribution of Minoxidil at one customer, partially offset by growth in the Mederma® brand.

•Women's Health: Net sales of $72.4 million decreased 10.7% due primarily to the prior year reflecting the strong initial retailer stocking of Opill®, which launched in March 2024, of $15.0 million.

•Vitamins, Minerals, and Supplements ("VMS") and Other: Net sales of $12.0 million decreased 31.8% due primarily to volume declines in the VMS category.

TABLE VI (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Constant Currency Change (1)	Twelve Months Ended				Constant Currency Change (1)
CSCI Net Sales	December 31, 2025	December 31, 2024	% Change	Less: Currency Impact (1)		December 31, 2025	December 31, 2024	% Change	Less: Currency Impact (1)
Skin Care	$81.6	$76.6	6.5%	7.5%	(1.0)%	$407.7	$410.0	(0.6)%	2.4%	(3.0)%
Upper Respiratory	78.7	76.2	3.3%	7.9%	(4.5)%	288.2	282.1	2.1%	4.0%	(1.9)%
Pain and Sleep-Aids	62.0	63.6	(2.4)%	5.6%	(8.0)%	235.4	222.2	6.0%	4.0%	2.0%
Healthy Lifestyle	51.3	50.5	1.5%	2.4%	(0.9)%	231.5	225.8	2.5%	0.6%	1.9%
VMS	44.9	46.0	(2.3)%	8.1%	(10.4)%	161.2	173.5	(7.1)%	3.9%	(11.0)%
Women's Health	40.2	31.7	26.7%	9.2%	17.5%	143.5	132.8	8.0%	4.2%	3.8%
Oral Care	25.9	24.4	6.1%	7.0%	(0.9)%	97.5	99.4	(2.0)%	3.9%	(5.9)%
Digestive Health and Other CSCI	27.9	25.1	11.4%	7.3%	4.1%	102.7	133.8	(23.2)%	2.1%	(23.2)%
Total CSCI Net Sales	$412.6	$394.1	4.7%	6.8%	(2.1)%	$1,667.7	$1,679.6	(0.7)%	3.0%	(3.7)%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.

CSCI Year-to-Date Primary Category Drivers:

•Skin Care: Net sales of $407.7 million decreased 0.6%, inclusive of a 2.4% favorable effect of currency translation, due primarily to lower net sales in the ACO® franchise, partially offset by higher net sales and new products in the Compeed® franchise.

•Upper Respiratory: Net sales of $288.2 million increased 2.1%, inclusive of a 4.0% favorable effect of currency translation, due primarily to lower net sales of cough cold products stemming from lower incidence of cough cold throughout the E.U. compared to the prior year, as well as an unfavorable impact of 1.5% from divested businesses and exited product lines. These were partially offset by improved supply of key products, including the Physiomer® brand.

•Pain & Sleep-Aids: Net sales of $235.4 million increased 6.0%, inclusive of a 4.0% favorable effect of currency translation, due primarily to restored supply of the Solpadeine® brand.

•Healthy Lifestyle: Net sales of $231.5 million increased 2.5%, inclusive of a 0.6% favorable effect of currency translation, due primarily to new products in the Jungle Formula® franchise.

•VMS: Net sales of $161.2 million decreased 7.1%, inclusive of a 3.9% favorable effect of currency translation, due primarily to reduced strategic focus on nutraceutical products within the category.

•Women's Health: Net sales of $143.5 million increased 8.0%, inclusive of a 4.2% favorable effect of currency translation, due primarily to market share gains in ellaOne®.

•Oral Care: Net sales of $97.5 million decreased 2.0% inclusive of a 3.9% favorable effect of currency translation, due primarily to lower net sales of store brand products.

•Digestive Health and Other: Net sales of $102.7 million decreased 23.2%, inclusive of a 2.1% favorable effect of currency translation, due primarily to the divestiture of the Rare Diseases Business, partially offset by higher net sales of store brand digestive health products.

TABLE VII
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2025	December 31, 2024	Total Change		December 31, 2025	December 31, 2024	Total Change
Consolidated Continuing Operations
Adjusted gross profit	$401.1	$423.9	$22.8	(5.4)%	$1,648.0	$1,697.9	$(49.9)	(2.9)%
Adjusted gross margin	36.1%	37.2%		(110) bps	38.7%	38.8%		(10) bps

Adjusted operating income	$167.2	$193.9	$(26.7)	(13.8)%	$622.3	$608.5	$13.8	2.3%
Adjusted operating margin	15.1%	17.0%		(200) bps	14.6%	13.9%		70 bps

Adjusted net income	$107.6	$128.7	$(21.1)	(16.4)%	$381.6	$354.0	$27.6	7.8%

Adjusted EPS	$0.77	$0.93	$(0.16)	(17.2)%	$2.75	$2.57	$0.18	7.0%

Consumer Self-Care Americas
Adjusted gross profit	$198.5	$229.1	$(30.6)	(13.4)%	$801.8	$828.6	$(26.8)	(3.2)%
Adjusted gross margin	28.5%	30.8%		(230) bps	31.0%	30.8%		30 bps

Adjusted operating income	$116.5	$145.8	$(29.3)	(20.1)%	$410.7	$421.9	$(11.1)	(2.6)%
Adjusted operating margin	16.7%	19.6%		(290) bps	15.9%	15.7%		20 bps

Consumer Self-Care International
Adjusted gross profit	$202.7	$194.4	$8.3	4.2%	$846.4	$869.1	$(22.7)	(2.6)%
Adjusted gross margin	49.1%	49.3%		(20) bps	50.8%	51.7%		(100) bps

Adjusted operating income	$89.6	$83.4	$6.1	7.4%	$365.3	$352.1	$13.1	3.7%
Adjusted operating margin	21.7%	21.2%		50 bps	21.9%	21.0%		90 bps

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of the Rare Diseases Business, Hospital and Specialty Business, Richard Bittner Business and branded asset sales in CSCI.